                                 THE SABINA BANK

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER __, 1997


To the Shareholders of The Sabina Bank:

     A special meeting of the shareholders ("Special Meeting") of The Sabina Bank ("Sabina Bank") will be held on ___________, September __, 1997, at ______
(EDT) at the corporate offices of Sabina Bank located at 135 N. Howard Street, Sabina, Ohio for the following purposes:

     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as May 28, 1997 (the "Merger Agreement") among Premier Financial Bancorp, Inc., a Kentucky corporation ("Premier"), PFBI Interim Bank, an Ohio banking corporation and a wholly owned subsidiary of Premier formed for the purpose of engaging in the transactions contemplated by the Merger Agreement ("Merger Sub"), and Sabina Bank, which provides for the merger of Merger Sub with and into Sabina Bank, with Sabina Bank surviving as a wholly owned subsidiary of Premier (the "Merger"). A conformed copy of the Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Annex I. Subject to the terms and conditions of the Merger Agreement, each Common Share of Sabina Bank, $1 par value ("Sabina Bank Common Stock"), outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (other than certain shares owned directly or indirectly by Premier, which will be cancelled, and certain shares owned by holders properly exercising dissenters' rights) will be converted into 4.33 Common Shares of Premier (subject to certain provisions in the Merger Agreement providing for the payment of cash in lieu of the issuance of fractional shares).

     2. To transact such other business as may properly come before the Special Meeting or at any adjournment thereof.

     Only holders of Sabina Bank Common Stock of record at the close of business on August __, 1997 are entitled to receive notice of and to vote at the Special Meeting. See "The Special Meeting" in the accompanying Proxy
Statement/Prospectus.

     Each shareholder is invited to attend the Special Meeting. Whether or not you expect to attend the Special Meeting, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed within the United States. Your proxy may be revoked at any time prior to its exercise by giving notice thereof to Sabina Bank in writing or in open meeting or by signing and returning to Sabina Bank a later dated proxy. Attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy.

                              By Order of the Board of Directors,


                              Garry W. Priest, President and Chief
                              Executive Officer


August __, 1997

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF SABINA BANK COMMON STOCK IS REQUIRED TO ADOPT THE MERGER AGREEMENT.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES WHEN RETURNING YOUR PROXY. IF THE MERGER IS CONSUMMATED, YOU WILL BE NOTIFIED AND PROVIDED WITH INSTRUCTIONS FOR EXCHANGE OF YOUR CERTIFICATES.


                                        2